Exhibit 2.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 28, 2006, among Fibernet Group Limited, Fibernet UK Limited and Fibernet Limited, each a company organized under the laws of England and Wales and a direct or indirect subsidiary of the Company (each a “Guaranteeing Subsidiary” and together, the “Guaranteeing Subsidiaries”), Global Crossing (UK) Finance Plc (or its permitted successor), a company organized under the laws of England and Wales (the “Issuer”), Global Crossing (UK) Telecommunications Limited, a company organized under the laws of England and Wales (the “Company”), and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Company have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 23, 2004 providing for the issuance of U.S. dollar-denominated 10.75% Senior Secured Notes due 2014 and sterling-denominated 11.75% Senior Secured Notes due 2014 (collectively, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company, the Issuer or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries, the Issuer and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 28, 2006

FIBERNET GROUP LIMITED

By:	/s/ Jean F.H.P. Mandeville

Name: Jean F.H.P. Mandeville Title: Chief Financial Officer

FIBERNET UK LIMITED

By:	/s/ Jean F.H.P. Mandeville

Name: Jean F.H.P. Mandeville Title: Chief Financial Officer

FIBERNET LIMITED

By:	/s/ Jean F.H.P. Mandeville

Name: Jean F.H.P. Mandeville Title: Chief Financial Officer

GLOBAL CROSSING (UK) FINANCE PLC

By:	/s/ Phil Metcalf

Name: Phil Metcalf Title: Managing Director

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

By:	/s/ Phil Metcalf

Name: Phil Metcalf Title: Managing Director

THE BANK OF NEW YORK, as Trustee

By:	/s/ Peter Howard

Authorized Signatory

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